                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges


Earnings:

                                                                                  FISCAL YEAR ENDED
                                                         ------------------------------------------------------------------------
                                                           APRIL 27,      APRIL 26,      APRIL 25,      APRIL 24,       APRIL 29,
                                                            1996            1997            1998          1999            2000
                                                         -----------    ------------    -----------   -----------     -----------
                                                                            (In millions, except ratios)
 EARNINGS:
   Income (loss) before income taxes and minority              18.5           (36.3)          44.5          85.8            66.9
         interests
   Interest expense                                            18.4            13.8            8.6           8.9            36.9
   Amort. of deferred financing costs                                                                                        1.1
   Rental expense interest component                            6.6             6.4            4.1           3.7             3.4
                                                          ---------     -----------     ----------     ---------      ----------

            Earnings                                           43.5           (16.1)          57.2          98.4           108.3
                                                          =========     ===========     ==========     =========      ==========

 FIXED CHARGES:
   Interest expense                                           (18.4)          (13.8)          (8.6)         (8.9)          (36.9)
   Amort. of deferred financing costs                                                                                       (1.1)
   Rental expense interest component                           (6.6)           (6.4)          (4.1)         (3.7)           (3.4)
                                                          ---------     -----------     ----------     ---------      ----------

            Fixed charges                                     (25.0)          (20.2)         (12.7)        (12.6)          (41.4)
                                                          =========     ===========     ==========     =========      ==========


 Ratio of earnings to fixed charges                             1.7x (a)                      4.5x           7.8             2.6x



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Footnotes

       The data above sets forth the ratio of earnings to fixed charges of
        Weight Watchers International, Inc. and Subsidiaries ("WWI") for each of the years in the five-year period ended April 29, 2000. The data for each of the years in the five year period ended April 29, 2000 are derived from the audited historical financial statements, included elsewhere in this document.

Footnote (a)

   Earnings for the period ended April 26, 1997 were inadequate to cover fixed charges and resulted in a coverage deficiency of approximately $.8 million.